As filed with the Securities and Exchange Commission on June 10, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under the

SECURITIES ACT OF 1933

TRAVELCENTERS OF AMERICA INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	20-5701514
( State or Other Jurisdiction of Incorporation or Organization )	( I.R.S. Employer Identification No.)

24601 Center Ridge Road
Westlake, OH 44145-5639

(Address of Principal Executive Offices) (Zip Code)

TravelCenters of America Inc.

Second Amended and Restated 2016 Equity Compensation Plan, as amended

(Full Title of the Plan)

Peter J. Crage

Executive Vice President, Chief Financial Officer and Treasurer

TravelCenters of America Inc.

24601 Center Ridge Road

Westlake, Ohio 44145

(Name and Address of Agent for Service)

(440) 808-9100

(Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Mark R. Young Executive Vice President and General Counsel TravelCenters of America Inc. Two Newton Place 255 Washington Street Newton, MA 02458 (617) 796-8157	Zachary Blume Ropes & Gray LLP 800 Boylston Street Boston, MA 02199 (617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)
Shares of Common Stock, par value $0.001 per share	900,000	(2)	$28.51	$25,659,000	2,799.40

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover, in addition to the number of shares of common stock stated above, an indeterminate number of additional shares of common stock, par value $0.001 per share (“Common Shares”), of TravelCenters of America Inc. (the “Registrant”), that may become issuable under the TravelCenters of America Inc. Second Amended and Restated 2016 Equity Compensation Plan, as amended (the “Plan”), by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected which results in an increase in the number of the Registrant’s outstanding Common Shares.
(2)	Represents solely the additional 900,000 Common Shares newly available for grant under the Plan.
(3)	This amount is estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales prices per Common Share as reported on The Nasdaq Stock Market LLC on June 4, 2021.
(4)	The registration fee has been calculated pursuant to Section 6(b) of the Securities Act by multiplying .0001091 by the proposed maximum aggregate offering price (as computed in accordance with Rule 457 under the Securities Act solely for the purpose of determining the registration fee of the securities registered hereby).

EXPLANATORY NOTE

At the 2021 Annual Meeting of Stockholders of the Registrant held on June 10, 2021, the Registrant’s stockholders approved the Plan to increase by 900,000 the total number of Common Shares available for grant under the Plan to 2,185,000 Common Shares.

This Registration Statement is intended to register the additional 900,000 Common Shares available for grant under the Plan, as such number may be adjusted under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) (§230.428(b)(1)). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 (§230.424). These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1) (§230.428(a)(1)).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “2020 Form 10-K), filed on February 26, 2021;
(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed on May 4, 2021;
(c)	The information identified as incorporated by reference under Items 10, 11, 12, 13, and 14 of Part III of the 2020 Form 10-K to the Registrant’s definitive Proxy Statement for the Registrant’s 2021 Annual Meeting of Stockholders filed on April 6, 2021; and
(d)	The description of the Common Shares set forth in Exhibit 4.10 to the 2020 Form 10-K.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received or (2) active and deliberate dishonesty by the director or officer that was established by a final judgment or other final adjudication as being material to the cause of action adjudicated. The Registrant's charter contains a provision which eliminates the liability of its Directors and officers to the maximum extent permitted by the Maryland General Corporation Law (the "MGCL").

The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a Maryland corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer, whether or not involving action in their official capacity, was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses. The MGCL permits reasonable expenses incurred by a director or officer who is a party to a proceeding to be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of the following:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

The MGCL requires a corporation (unless its charter provides otherwise, which the Registrant's charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity.

The Registrant’s charter requires it, to the fullest extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any present or former director or officer of the Registrant (including any predecessor of the Registrant), any person who is or was serving at the Registrant’s request (including any predecessor of the Registrant) as an officer, director, member, trustee, manager or partner of another person, Service Properties Trust (“SVC”) (formerly Hospitality Properties Trust), The RMR Group LLC (“RMR LLC”), The RMR Group Inc. (“RMR Inc.” and, together with SVC and RMR LLC, collectively, the “Other Indemnitees”), and the respective trustees, directors and officers of the Other Indemnitees, unless, with respect to the Other Indemnitees and the respective trustees, directors and officers of the Other Indemnitees, there has been a final, nonappealable judgment entered by an arbiter determining that such person or entity acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that his, her or its conduct was unlawful. Except with respect to proceedings to enforce rights to indemnification, the Registrant is required to indemnify any person or entity described in this paragraph in connection with a proceeding initiated by him, her or it against the Registrant only if such proceeding was authorized by the Registrant’s Board of Directors. The rights to indemnification and to the advancement of expenses vest immediately upon an individual’s election or appointment as a director or officer of the Registrant or his or her designation as an Indemnitee (as such term is defined in the Registrant’s charter).

The Registrant has also entered into indemnification agreements with its directors and certain of its officers providing for procedures for indemnification by the Registrant to the maximum extent permitted by Maryland law and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from their service to the Registrant. The Registrant also maintains directors' and officers' liability insurance for its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Form of Stock Certificate (incorporated by reference to Exhibit 4.3 to the Registrant’s Post Effective Amendment to its Registration Statement of Form S-3 filed on August 1, 2019)

4.2	Articles of Incorporation of TravelCenters of America Inc. (incorporated by reference to Exhibit 99.4 to the Registrant’s Current Report on Form 8-K filed on July 30, 2019)

4.3	Amended and Restated Bylaws of TravelCenters of America Inc. (incorporated by reference to Exhibit 99.5 to the Registrant’s Current Report on Form 8-K filed on July 30, 2019)

5.1	Opinion of Venable LLP*

23.1	Consent of RSM US LLP*

23.2	Consent of Venable LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of the Registration Statement)

99.1	TravelCenters of America Inc. Second Amended and Restated 2016 Equity Compensation Plan, as amended (incorporated by reference to Annex A to the definitive Proxy Statement for the Registrant’s Annual Meeting of Stockholders filed with the Commission on April 6, 2021)

*Filed herewith

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on June 10, 2020.

TRAVELCENTERS OF AMERICA INC.

By:	/s/ Peter J. Crage
Name:	Peter J. Crage
Title:	Executive Vice President, Chief Financial Officer and Treasurer

*            *              *

SIGNATURES & POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jonathan M. Pertchik, Peter J. Crage and Mark R. Young, and each of them, his or her true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and conforming all that said attorneys in fact and agents, and each of them, or their respective substitutes, and each of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jonathan M. Pertchik	Managing Director and Chief Executive Officer	June 10, 2021
Jonathan M. Pertchik	(Principal Executive Officer)

/s/ Peter J. Crage	Executive Vice President, Chief Financial Officer and Treasurer	June 10, 2021
Peter J. Crage	(Principal Financial Officer and Principal Financial Officer)

/s/ Barbara D. Gilmore	Independent Director	June 10, 2021
Barbara D. Gilmore

/s/ Lisa Harris Jones	Independent Director	June 10, 2021
Lisa Harris Jones

/s/ Joseph L. Morea	Independent Director	June 10, 2021
Joseph L. Morea

/s/ Rajan C. Penkar	Independent Director	June 10, 2021
Rajan C. Penkar

/s/ Elena B. Poptodorova	Independent Director	June 10, 2021
Elena B. Poptodorova

/s/ Adam D. Portnoy	Managing Director	June 10, 2021
Adam D. Portnoy